Exhibit 99.1
Bell Microproducts Announces Preliminary Fourth Quarter and 2008 Annual Revenue
Annual 2008 Revenue Decreased 10% to Approximately $3.65 Billion
SAN JOSE, Calif., Jan. 27, 2009 (GLOBE NEWSWIRE) — Bell Microproducts Inc. (OTC: BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced preliminary revenue for the quarter and year ended December 31, 2008. Revenue for the Company’s fourth quarter was approximately $782 million, a decrease of 28% from the comparable quarter of 2007 and a decrease of 13% from the third quarter. Revenue for the full year was approximately $3.65 billion, 10% lower than the previous year.
Recent Financial and Corporate Highlights
•	For the 2008 full year, revenue in Latin America increased by 3% year-over-year, while revenue in North America and Europe declined by 10% and 14%, respectively.

•	For the 2008 fourth quarter, revenue declined year-over-year in North America, Latin America and Europe by 23%, 28% and 34%, respectively.

•	The Company completed its financial restatements and filed its 2006 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC).

•	The Company announced the appointment of Deloitte & Touche LLP as its new independent registered public accounting firm.
W. Donald Bell, President and Chief Executive Officer of Bell Microproducts, said, “While we are disappointed with our quarterly results, they are not unexpected given the depressed global economy and fluctuations in currency exchange rates that had a significant effect on our European and Latin American operating results. We experienced lower sales in all geographies, particularly in the global market for disk drive products. We took steps in the fourth quarter to manage our cost base and achieved a 7% reduction in overhead that is expected to provide savings of approximately $22 million per year. We will continue to take actions as necessary to reduce costs in future quarters.”
“In December, we filed our Form 10-K for 2006 which included our restated financials for 2004, 2005 and previous years. We are pleased that the Company was able to complete this process and are now working diligently to complete our 2007 and 2008 financials to become current with all of our financial reports.”
Bell continued, “In spite of the softness seen in the North American and European markets, we are pleased with the strong performance of our U.S. Enterprise businesses throughout the year, which in the fourth quarter generated 4% year-over-year and 10% sequential revenue growth.”
The Company experienced sharper-than-expected fourth quarter revenue declines from each geographic distribution organization and in most strategic product categories. The Company generated approximately 49% of its fourth quarter revenue outside of the United States, and it estimates that approximately 50% of the sequential revenue decline in the quarter was due to declines in the U.S. dollar measurement of sales denominated in foreign currencies. Further, the Company estimates that it will record a foreign currency loss in the fourth quarter of approximately $9 million.
2008 Fourth Quarter and Full Year Revenue and Product Mix
The following is a year-over-year comparison of Bell Microproducts’ revenue and product mix for each of its three major geographic regions:
•	North American revenue declined more than 22% in the fourth quarter of 2008 compared to the fourth quarter of 2007 and comprised approximately 45% of total revenue in the quarter. For the full year, revenue declined 10%. In North America distribution, the Company focused on its higher margin Industrial/OEM products and services throughout the year. In the second half of the year, the Company experienced a revenue decline in its enterprise accounts due primarily to a slowing demand for its computer systems and storage system products. Solutions products revenue declined approximately 15% compared to the fourth quarter of 2007 due to the lower demand for computer and storage systems. Components and Peripherals revenue decreased approximately 32% compared to the same quarter of the prior year primarily due to the sharp decline in disk drive demand. Quarterly revenue in North America from the Company’s Enterprise divisions (Rorke, TotalTec and ProSys) increased approximately 10% sequentially and 4% as compared to the fourth quarter of 2007 as IT project spending increased led by the Company’s clients in the communications and health care market sectors. Sales from ProSys, the Company’s largest Enterprise division, increased 7% in the fourth quarter of 2008 as compared to the fourth quarter of 2007 and increased by 19% in 2008 over 2007.

•	Latin American revenue for the 2008 full year increased by 3%. Revenues in the fourth quarter declined 28% year-over-year and represented 14% of total revenue. The decline in Latin America revenue in the fourth quarter was due primarily to large changes in currency exchange rates, which caused declines in the U.S. dollar measurement of sales denominated in foreign currencies and a resulting weakness in customer buying patterns. Solutions product revenue increased in the fourth quarter by 5% compared to the fourth quarter of 2007 as a result of our focus on the strategic growth of computer platforms and storage systems. Components and Peripheral sales decreased by 37% compared to the fourth quarter of 2007, driven by lower than expected disk drive demand.
•	The Company’s European operations posted a decline in the fourth quarter as compared to the previous year’s quarter of approximately 34% and represented approximately 41% of total Company revenue. On a sequential quarter basis, European revenue in the quarter declined approximately 9%, which was due entirely to declines in the U.S. dollar measurement of sales denominated in foreign currencies. For the full year, the Company’s European operations posted a revenue decline of approximately 14% and represented approximately 41% of total annual revenue. Components and Peripherals revenue in Europe in the fourth quarter decreased by 37% compared to the same period last year, driven by lower than expected demand in disk drives and other peripherals. Solutions product revenue in Europe declined by over 32% as compared to the fourth quarter of 2007, driven by softness in storage systems and software demand.
All of the quarterly and annual comparisons are made in US dollars. Currency exchange rates had a significant impact on the reported results.
The following is a revenue breakdown for Bell Micro’s major categories of products and services:
•	The Solutions category declined by approximately 23% compared to the same quarter of the prior year to represent 57% of total revenue in the fourth quarter of 2008, compared to 53% in the fourth quarter of 2007. For the full year, the Solutions category declined by approximately 6% and represented approximately 56% of total revenue.

•	The Components and Peripherals category declined by 35% compared to the same quarter of the prior year and represented 43% of revenue in the fourth quarter of 2008 compared to 47% in the fourth quarter of 2007. For the full year, the Components and Peripherals category declined 14%. Disk drive revenue, which is included as a subset of Components and Peripherals revenue, decreased approximately 43% in the fourth quarter of 2008 as compared to the fourth quarter of 2007, and represented approximately 24% of total revenue in the most recent quarter. For the full year 2008, disk drive revenue declined by approximately 21% versus 2007 and represented 26% of total sales.
Balance Sheet Summary
The Company estimates that it ended 2008 with total short-term and long-term debt of approximately $405 million, down from approximately $453 million at December 15, 2008 as disclosed in its recently filed 2006 Form 10-K. The Company continues to tightly manage its assets. On a sequential quarter basis, estimated days purchases outstanding in inventory decreased from 34 days to 30 days, while days sales outstanding in receivables increased slightly from 49 days to 50 days.
The Company is unable at this time to provide additional quantitative information regarding its results for the fourth quarter of 2008 or the full 2008 fiscal year until it has completed the preparation of its financial statements for those periods.
About Bell Microproducts
Bell Microproducts (OTC: BELM.PK) is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
Safe Harbor Statement
This press release contains forward-looking statements that are based on the current opinions and estimates of management, within the meaning of the Private Securities Litigation Reform Act of 1995, and speak only as of the date on which they are made. Investors should not place undue reliance on these statements and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements. Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the company’s actual results to differ materially from those indicated in these statements. Such forward-looking statements include, but are not limited to: management’s preliminary estimates regarding the company’s fourth quarter and full fiscal year revenue and operating results; management’s expectation that overhead reductions taken in the fourth quarter are expected to result in savings of approximately $22 million per year; that management will continue to take necessary actions to reduce costs in future quarters; management’s ability to tightly manage the company’s assets; and the total estimated short-term and long-term debt as well as the metrics regarding inventory and receivables. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: necessary adjustments that were made to prior period financial statements, as set forth in the company’s Annual Report on Form 10-K for 2006, may require modifications to these preliminary revenue and other estimates; overhead reductions taken in the fourth quarter may not result in savings of approximately $22 million per year once fully realized and may take longer to realize than management currently estimates; management may be unable to take actions to reduce costs in future quarters to the degree management deems necessary or appropriate; cost reduction actions taken by management in the past or future may cause the business to be adversely impacted; short-term and long-term debt may increase over time; the metrics for inventory and receivables may increase over time; management may be unable to tightly manage the company’s assets; global economic conditions in 2009 may worsen; technology spending may continue to decrease in one or more of the markets in which the company operates; a decrease in sales may occur for reasons other than the current economic climate; the company may not be able to control operating expenses or improved operating capital to generate positive free cash flow from operations; the fact that the company is not yet current with the filing requirements of the SEC with respect to its periodic reports; the costs incurred by the company previously, and in 2009, for significant additional legal, accounting, and other professional services related to the restatement and delinquent periodic reports was significant, and could continue to be significant; the company’s ability to comply with the financial covenants in our credit agreements; our reliance on third parties to manufacture the products we sell; risks related to our substantial indebtedness; limitations on our operating and strategic flexibility under the terms of our credit agreements; and risks associated with doing business abroad, including foreign currency risks. For a discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see the company’s Annual Report on Form 10-K for the year ended December 31, 2006.
CONTACT: Bell Microproducts Inc.
Amy Feng, Investor Relations Representative
(213) 630-6550
ir@bellmicro.com